VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this "Agreement") is made and entered into as of December 18, 2025, by and among Grupo Viva Aerobus, S.A. de C.V., a Mexico *sociedad anónima de capital variable* ("PRIVATECO"), INDIGO PARTNERS, LLC, INDIGO LATAM L.P., LONG BAR LATAM LLC, LONG BAR LATAM II LP, INDIGO MEXICO LLC, and INDIGO MEXICO CÖOPERATIEF U.A. (each, a "Shareholder"), and, solely for purposes of Section 3, Section 4(c) and (d), Section 5 and, to the extent relating to any of the foregoing, Section 9, Controladora Vuela Compañía de Aviación, S.A.B. de C.V., a Mexico *sociedad anónima bursátil de capital variable* ("PUBCO").

WHEREAS, contemporaneously with the execution of this Agreement, PRIVATECO and PUBCO are entering into a Business Combination Agreement, dated as of the date hereof (as amended, the "Business Combination Agreement"), providing, among other things, for a business combination transaction pursuant to which (i) PRIVATECO will be merged with and into PUBCO, (ii) the separate corporate existence of PRIVATECO will thereupon cease and (iii) PUBCO will continue as the surviving entity (the "Merger") in accordance with the Business Combination Agreement and the applicable provisions of the LGSM; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

"Additional Owned Shares" shall mean all PUBCO Shares and any other equity securities of PUBCO beneficially owned, or which become beneficially owned by Shareholder or any of its or their respective controlled Affiliates, after the date hereof and prior to the Closing.

"ADS" means an American Depositary Share of PUBCO representing ten CPOs, evidenced by an American Depositary Receipt issued by The Bank of New York Mellon in accordance with the ADS Deposit Agreement.

"Affiliate" shall have the meaning set forth in the Business Combination Agreement; *provided, however*, that PRIVATECO, PUBCO and their Subsidiaries shall not be deemed to be Affiliates of Shareholder or of any of its Affiliates.

"Agreement" has the meaning set forth in the Preamble to this Agreement.

"beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") shall have the meaning set forth in Rule 13d-3 under the 1934 Act, and a Person's beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

"Business Combination Agreement" has the meaning set forth in the Recitals to this Agreement.

"Combined Company" means PUBCO, as the surviving entity, after the Merger.

"Covered Shares" shall mean the Owned Shares and Additional Owned Shares.

"CPO" means an Ordinary Participation Certificate (*Certificado de Participación Ordinario*) of PUBCO, issued in accordance with the CPO Trust Agreement, representing a financial interest in one PUBCO Share.

"Exempt Transfer" means (a) any Transfer to a Permitted Transferee, (b) for the avoidance of doubt, any Transfer contemplated or required to effectuate the Business Combination Agreement and the transactions contemplated thereby, or to effectuate the governance structure of the Combined Company agreed to by PRIVATECO

and PUBCO, and (c) actions or Transfers required or contemplated by the CPO Trust Agreement, the ADS Deposit Agreement or applicable custodial, settlement or clearance mechanics (including deposits, withdrawals, issuances, cancellations, exchanges and conversions among PUBCO Shares, CPOs and ADSs and any related Transfers by or through the CPO trustee, ADS depositary, custodians, nominees or clearing systems).

"Expiration Date" shall have the meaning set forth in Section 7 hereof.

"knowledge of Shareholder" shall mean the actual knowledge, after reasonable inquiry, of Brian H. Franke.

"LGSM" means the Mexico General Corporations Law (*Ley General de Sociedades Mercantiles*).

"Merger" has the meaning set forth in the Recitals to this Agreement.

"Owned Shares" shall mean all PUBCO Shares and any other equity securities of PUBCO, including ADSs and CPOs, which are beneficially owned or held by Shareholder or any of their respective controlled Affiliates, as of the date hereof, as set forth on Schedule I.

"Permitted Transferee" means, (a) if Shareholder is an individual, (i) any member of Shareholder's immediate family, including Shareholder's spouse, parents, siblings and descendants (whether natural or adopted) and any trust solely for the benefit of Shareholder or Shareholder's spouse or descendants (whether natural or adopted), or (ii) upon the death of Shareholder, Shareholder's heir, legatees, beneficiaries and/or devisees; or (b) Shareholder's Affiliates.

"PUBCO Share" means a share of Class I or Class II Series A common stock, no par value, of PUBCO.

"PUBCO Shareholders' Meeting" shall have the meaning set forth in Section 2(a) hereof.

"Representatives" shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, and other representatives of such Person and, solely with respect to each Shareholder that is not an individual, any of its controlled Affiliates.

"Shareholder" has the meaning set forth in the Preamble to this Agreement.

"Transfer" means the (a) direct or indirect sale, assignment or disposal of, or offer, contract or agreement to, directly or indirectly, sell, assign or dispose of, or hypothecation or pledge of, or grant of any option to purchase, assign or otherwise dispose of, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security (or entry into any agreement or grant of any option to directly or indirectly effect any of the foregoing contemplated by this clause (a)) or (b) entry into any swap, exchange fund or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. As a verb, "Transfer" shall have a correlative meaning.

2. Agreement to Vote.

(a) Prior to the Expiration Date, at any extraordinary meeting of the PUBCO shareholders convened to obtain the PUBCO Requisite Vote, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the PUBCO shareholders is sought in respect of the foregoing (each, a "PUBCO Shareholders' Meeting"), each Shareholder irrevocably and unconditionally (except as expressly provided herein) agrees that it shall, and shall cause any other holder of record of the Covered Shares to, (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) all Covered Shares, and (b) if action is to be taken by written consent in lieu of a PUBCO Shareholders' Meeting, execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Covered Shares (in each case if and to the extent that the Covered Shares are entitled

to vote thereon or consent thereto and provided that, in no event shall the following obligations require that Shareholder act in contravention of or in conflict with its fiduciary duties owed to PUBCO or its shareholders in Shareholder's capacity as a director or officer of PUBCO under Mexican law):

(i) in favor of the adoption, approval and authorization of the Business Combination Agreement as in effect on the date hereof (or any amended and restated Business Combination Agreement or amendment to the Business Combination Agreement that, in any such case, results in the Business Combination Agreement being more favorable to PUBCO or the PUBCO shareholders), and the approval of the Merger and the other transactions contemplated by the Business Combination Agreement;

(ii) in favor of any adjournment or postponement recommended by PUBCO with respect to any PUBCO Shareholders' Meeting to the extent permitted or required pursuant to Annex V Section 1.1(f) of the Business Combination Agreement, the applicable provisions of the LGSM or the PUBCO Organizational Documents;

(iii) against any Acquisition Proposal, except as permitted under Annex VI Section 1.1(d) of the Business Combination Agreement;

(iv) against any business combination agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by PUBCO, in each case except as consented to by PRIVATECO or as expressly permitted by the Business Combination Agreement;

(v) against any proposal, action or agreement submitted to the PUBCO shareholders (other than any proposal, action or agreement that is consented to by each of the parties to the Business Combination Agreement) that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Business Combination Agreement or (B) result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled; and

(vi) Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(b) For the avoidance of doubt, if the Shareholder represents and warrants in this Agreement that they are not a Mexican Qualified Holder, then the obligations described in Section 2(a) shall not apply with respect to such Shareholder, nor will Shareholder be deemed in breach of this Agreement for failure to vote, or cause to vote, any of its Covered Shares.

3. No Disposition. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, the Business Combination Agreement and the terms of ADSs and the CPO Trust Agreement, from and after the date hereof through the Expiration Date, Shareholder shall not, directly or indirectly, (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or the beneficial ownership thereof without the prior written consent of PRIVATECO and PUBCO, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any beneficial ownership thereof, (iii) tender any Covered Shares into any tender or exchange offer, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than investment management agreements with, and powers-of-attorney held by, Shareholder, provided that ordinary-course depositary or trustee voting instruction processes and any related proxies or authorizations pursuant to the ADS Deposit Agreement or the CPO Trust Agreement shall not be prohibited hereby, (v) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares that is inconsistent with Section 2 hereof, provided that ordinary-course depositary or trustee voting instruction processes and any related proxies or authorizations pursuant to the ADS Deposit Agreement or the CPO Trust Agreement shall not be prohibited hereby or (vi) commit or agree to take any of the foregoing actions. Any failure by the ADS depositary, the CPO trustee or any other intermediary to act on or implement Shareholder's instructions, or any action taken by such

depositary, trustee or intermediary within the scope of the ADS Deposit Agreement, the CPO Trust Agreement or applicable custodial, settlement or clearance mechanics, shall not constitute a breach of this Agreement by Shareholder. Notwithstanding the foregoing but subject to Section 9(d) hereof, Shareholder may Transfer Covered Shares pursuant to an Exempt Transfer. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Shareholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), Shareholder shall procure that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee and of any subsequent transferee) take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Any attempted Transfer (including an Exempt Transfer) of Covered Shares or any interest therein in violation of this Section 3 shall be null and void *ab initio*.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PUBCO affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of PUBCO by Shareholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall, to the extent applicable, automatically attach to any additional Covered Shares or other securities or rights of PUBCO issued to or acquired by Shareholder.

(b) Certain Actions. Each Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, hereby agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, in each case in its capacity as a holder of PUBCO Shares, against PRIVATECO or PUBCO or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the Merger, including any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the closing of the Merger); *provided* that, nothing in this Section 4(b) shall restrict or prohibit Shareholder, on behalf of itself and any other beneficial owner of Covered Shares, from (i) exercising its fiduciary duties owed to PUBCO or its shareholders under Mexican Law, (ii) commencing or maintaining any action or claim (including a derivative claim on behalf of PUBCO) asserting any rights under or seeking to enforce the terms and conditions of this Agreement, the Business Combination Agreement, or any other document contemplated by the Transactions or (iii) asserting any counterclaims or defenses in any proceeding brought or claims asserted against it by PRIVATECO, PUBCO (or its stockholders, whether the claim is brought derivatively or directly) or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement, the Business Combination Agreement, or any other document contemplated by the Transactions.

(c) Additional Owned Shares. Each Shareholder hereby agrees to notify PUBCO promptly (and in any event within 5 Business Days of filing a Schedule 13D or an amendment to its Schedule 13D to the extent required) in writing of the number and description of any Additional Owned Shares.

(d) Public Announcements; Regulatory Covenants. Each Shareholder (in its capacity as a PUBCO shareholder and/or party to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by PRIVATECO and PUBCO in connection with this Agreement, the Business Combination Agreement and the Transactions, and only with the prior written consent of PRIVATECO and PUBCO. Shareholder shall, to the extent applicable, provide PUBCO with any draft Schedule 13D or amendment to its Schedule 13D (in each case, solely with respect to PUBCO) at least 3 Business Days prior to filing. Each Shareholder (i) consents to and authorizes the publication and disclosure by PRIVATECO and its Affiliates, and/or by PUBCO, of its identity and holding of Shareholder's Owned Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority and (ii) agrees to use its commercially reasonable efforts, consistent with the undertakings and limitations (including with respect to competitively sensitive information and attorney-client privilege) set forth in Section 6.13 of the Business Combination Agreement, to provide PRIVATECO or PUBCO, after written

request therefor, any information it may reasonably require for the preparation of any such disclosure documents, including in connection with any competition law. With respect to such disclosure documents, PRIVATECO and PUBCO shall (i) provide each Shareholder and its counsel a reasonable opportunity to review drafts of any such disclosure prior to filing and (ii) consider in good faith all comments thereto reasonably proposed by Shareholder, its outside counsel or other Representatives.

5. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to PRIVATECO and PUBCO as follows:

(a) Ownership of Shares; Investment Power and Control or Direction. Each Shareholder (i) owns and holds good and valid title to all of the Covered Shares, free and clear of any liens or other restrictions on title that would prevent Shareholder from entering into this Agreement, (ii) is not a Mexican Qualified Holder and (iii) owns no other securities (including debt securities) of PUBCO or any of its Subsidiaries or securities that are convertible, exercisable or exchangeable for such securities other than the Covered Shares.

(b) Organization and Qualification. Each Shareholder is a Person and, to the extent such concept is applicable, a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(c) Authority. Each Shareholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Shareholder's obligations under this Agreement, and to the extent possible, consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Shareholder are necessary to authorize the execution, delivery or performance of, or compliance with, this Agreement.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery hereof by PRIVATECO and PUBCO, constitutes a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Filings; No Conflict or Default. Except for (a) compliance with any applicable requirements of the HSR Act, (b) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the "FAA"), the U.S. Department of Transportation (the "DOT"), the Federal Communications Commission (the "FCC"), the U.S. Department of Homeland Security (the "DHS"), including the U.S. Transportation Security Administration (the "TSA"), (c) such filings as may be required under the rules and regulations of the SICT and AFAC within 30 Business Days of Closing in accordance with Mexican Law, (d) such filings as may be required under the rules and regulations of the Securities Act, the Exchange Act, the CNBV, BMV, LMV, LIE, the Institutional Stock Exchange (*Bolsa Institucional de Valores*) (BIVA) and any other applicable securities laws, and (e) the Consents (including the Competition Approvals), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby. Execution and delivery of this Agreement by Shareholder does not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract to which Shareholder is a party or by which Shareholder or any Shareholder's properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or Shareholder's properties or assets, (iii) constitute a violation by Shareholder of any law or regulation of any jurisdiction applicable to Shareholder or (iv) contravene or conflict with Shareholder's governing or organizational documents (to the extent applicable), in each case, except, in the case of clauses (i) through (iii), for any conflict, breach, default or violation described above which would not reasonably be expect to materially impair the ability of Shareholder to perform its obligations under this Agreement.

(f) No Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Authority that restricts or prohibits (or, if successful, would restrict or prohibit) the beneficial or record ownership of Shareholder's Covered Shares or that would reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement.

(g) Reliance. Each Shareholder understands that PRIVATECO and PUBCO are entering into the Business Combination Agreement in reliance upon Shareholder's execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

6. Representations and Warranties of PRIVATECO. PRIVATECO hereby represents and warrants to each Shareholder as follows:

(a) Organization and Qualification. PRIVATECO is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Authority. PRIVATECO has all necessary corporate power and authority and legal capacity to execute, deliver and perform all of PRIVATECO's obligations under this Agreement, and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of PRIVATECO are necessary to authorize the execution, delivery or performance of, or compliance with, this Agreement.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by PRIVATECO and, assuming due authorization, execution and delivery hereof by Shareholder, constitutes a legal, valid and binding agreement of PRIVATECO, enforceable against PRIVATECO in accordance with its terms, subject to the Enforceability Exceptions.

(d) No Filings; No Conflict or Default. Except for (a) compliance with any applicable requirements of the HSR Act, (b) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC, the DHS, including the TSA, (c) such filings as may be required under the rules and regulations of the SICT and AFAC within 30 Business Days of Closing in accordance with Mexican Law, (d) such filings as may be required under the rules and regulations of the Securities Act, the Exchange Act, the CNBV, BMV, LMV, LIE, the Institutional Stock Exchange (*Bolsa Institucional de Valores*) (BIVA) and any other applicable securities laws, and (e) the Consents (including the Competition Approvals), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by PRIVATECO or the consummation by PRIVATECO of the transactions contemplated hereby. None of the execution and delivery of this Agreement by PRIVATECO will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract to which PRIVATECO is a party or by which PRIVATECO or any of PRIVATECO's properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to PRIVATECO or any of PRIVATECO's properties or assets, (iii) constitute a violation by PRIVATECO of any law or regulation of any jurisdiction, or (iv) contravene or conflict with PRIVATECO's by-laws (to the extent applicable), in each case, except, in the case of clauses (i) through (iii), for any conflict, breach, default or violation described above which would not materially impair the ability of PRIVATECO to perform its obligations under this Agreement.

(e) No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of PRIVATECO, threatened against PRIVATECO at law or in equity before or by any Governmental Authority that restricts or prohibits (or, if successful, would restrict or prohibit) the validity of

this Agreement or that would reasonably be expected to impair the ability of PRIVATECO to perform its obligations under this Agreement.

(f) Other Voting Agreements. PRIVATECO has delivered to Shareholder a complete and accurate copy of each other voting agreement (however characterized) being entered into with shareholders, directors or officers of PUBCO in connection with the Merger.

(g) No Other Representations. PRIVATECO acknowledges and agrees that other than the representations expressly set forth in this Agreement, Shareholder has not made, and is not making, any representations or warranties to PRIVATECO with respect to PUBCO, Shareholder's ownership of Covered Shares, the Business Combination Agreement or any other matter. PRIVATECO hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7. Termination. This Agreement and all rights and obligations of the parties hereunder shall commence on the date hereof and shall terminate upon the earliest to occur of the following (such time, the "Expiration Date"): (a) the PUBCO Requisite Vote, (b) the valid termination of the Business Combination Agreement pursuant to Article VIII and Annex IX thereof, (c) the mutual written agreement of the parties to terminate this Agreement, or (d) at the sole election of the Shareholder following any amendment or modification to the Business Combination Agreement, Shareholders Agreement, the Combined Company By-laws or the other documents contemplated by the Transactions that is materially detrimental to PUBCO or Shareholder or disproportionately detrimental to Shareholder and to which Shareholder did not provide written consent. If this Agreement is validly terminated pursuant to this Section 7, this Agreement shall become void and of no effect without liability of any party to any of the other parties hereto, whether in contract or in tort or any other theory of liability whatsoever; *provided* that this Section 7 (together with Sections 8 and 9 to the extent relevant to this Section 7) shall survive such termination to the extent set forth therein.

8. No Limitation. Nothing in this Agreement shall be construed to prohibit Shareholder or any of Shareholder's Representatives who is a member of the Board of Directors of PUBCO from taking any action (or failing to take any action) solely in his or her capacity as a member of the Board of Directors of PUBCO (or any committee thereof) or from taking any action with respect to any Acquisition Proposal as a member of the Board of Directors (or any committee thereof), including any actions consistent with Shareholder's fiduciary duties owed to PUBCO or its shareholders in Shareholder's capacity as a director or officer of PUBCO pursuant to Mexico Law. For the avoidance of doubt, any actions taken by Shareholder or Shareholder's Representatives in connection with this Agreement shall be solely in the capacity of a PUBCO shareholder and not as a member of the Board of Directors.

9. Miscellaneous.

(a) Entire Agreement. Without limiting the provisions of the Business Combination Agreement or any other document contemplated by the Transactions, this Agreement constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. At the other party's reasonable request and without further consideration, each party hereto shall use reasonable best efforts to take all such further lawful action as may be reasonably required or necessary to comply with its obligations hereunder.

(c) No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except in connection with an Exempt Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any attempted assignment in violation of the terms of this Section 9(c) shall be null and void *ab initio*.

(d) Binding Successors. Without limiting any other rights PRIVATECO may have hereunder in respect of any Transfer (including Exempt Transfer) of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by

Shareholder and its Affiliates and shall automatically and without need for further documentation be binding upon any Person to which beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, guardians, administrators, Representatives, transferees (including pursuant to Exempt Transfers), successors or permitted assigns.

(e) Amendments. This Agreement may be amended at any time prior to the Expiration Date by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notices. All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

REDACTED

REDACTED

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision

with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j) No Third Party Beneficiaries. This Agreement shall be binding solely upon the parties hereto and their successors and permitted assignees and inure solely to the benefit of the parties hereto, and nothing set forth in this Agreement shall be construed to confer upon any Person other than the parties hereto any benefits, rights or remedies under or by reason of this Agreement, or any rights to enforce or cause the parties hereto to enforce any other provisions of this Agreement.

(k) Governing Law; Forum; Waiver of Jury Trial.

(i) To the maximum extent permitted by applicable law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; *provided*, that, notwithstanding the foregoing, any matters concerning or implicating corporate fiduciary duties shall be governed by and construed in accordance with Mexican Law, such that in no event shall Shareholder be required to enforce this Agreement in contravention of or in conflict with Shareholder's fiduciary duties to PUBCO or to its shareholders in Shareholder's capacity as a director or officer thereof.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the borough of Manhattan, and, if such courts lack subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto (except, following the Closing, as otherwise provided in the Shareholders Agreement or Bylaws), and each of the Parties hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, (e)

waives, to the fullest extent permitted by Law, the right to resort to the courts of any other jurisdiction by reason of its present or future domicile or otherwise, (f) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (f) agrees (1) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party's agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (f)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of New. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of New York, each such party that has not as of the date hereof already duly appointed such an agent in New York does hereby appoint Cogency Global, Inc., as such agent. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties further consents and agrees that, to the maximum extent permitted by applicable law, process in any suit, action or proceeding may be served on such party in accordance with the notice provisions of Section 9(f) of this Agreement.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that neither the commencement of any action pursuant to this Section 9(l) nor anything contained in this Section 9(l) shall restrict or limit any party's right to pursue any other remedies under this Agreement that may be available then or thereafter.

(m) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The word "or" shall be deemed to be inclusive. The words "hereof," "hereto," "hereby," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a

whole and not any particular section in which such words appear. All references to Shareholder in this Agreement shall be deemed to be a reference to each Shareholder, and all covenants of Shareholder shall be a covenant made by each Shareholder.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement and may be signed electronically.

(o) Expenses. Except as otherwise agreed to by the parties, each party hereto shall pay such party's own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in PRIVATECO any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, and PRIVATECO shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of PUBCO or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except and to the extent as otherwise provided herein.

(q) Capacity as Shareholder. Notwithstanding anything herein to the contrary, Shareholder signs this Agreement solely in its capacity as holder of and/or authorized power of attorney in respect of the Covered Shares, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, director, employee or designee of Shareholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of PUBCO or any other Person.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V.

By:______________________________
Name: Enrique Javier Beltranena Mejicano
Title: Attorney-in-Fact

By:______________________________
Name: José Alejandro De Iturbide Gutiérrez
Title: Attorney-in-Fact

GRUPO VIVA AEROBUS, S.A. DE C.V.

By: ______________________

Name: Roberto Lázaro Alcántara Rojas
Title: Attorney-in-fact

By: ______________________

Name: José Arturo Pinto Aguilar
Title: Attorney-in-fact

SHAREHOLDERS:

INDIGO PARTNERS, LLC

Signed by:
By: Brian Franke
F3F69837A3A744D...
Name: Brian H. Franke
Title: Vice President

INDIGO LATAM L.P.

By: Indigo LatAm Management LLC, its general partner

Signed by:
By: Brian Franke
F3F69837A3A744D...
Name: Brian H. Franke
Title: Vice President

LONG BAR LATAM LLC

By: Indigo LatAm Management LLC, its managing member

Signed by:
By: Brian Franke
F3F69837A3A744D...
Name: Brian H. Franke
Title: Vice President

LONG BAR LATAM II LP

By: Indigo LatAm Management LLC, its general partner

Signed by:
By: Brian Franke
F3F69837A3A744D...
Name: Brian H. Franke
Title: Vice President

INDIGO MEXICO LLC

By: Indigo Partners Management III LLC,
its managing member

By: Signed by: Brian Franke F3F69837A3A744D...
Name: Brian H. Franke
Title: Vice President

INDIGO MEXICO CÖOPERATIEF U.A.

By: Signed by: Brian Franke F3F69837A3A744D...
Name: Brian H. Franke
Title: Director

SCHEDULE I

Shareholder beneficially owns:

Shareholder	PUBCO Shares	CPOs	ADSs	Total
INDIGO PARTNERS, LLC	-	-	-	-
INDIGO LATAM L.P.,	-	-	13,597,407	13,597,407
LONG BAR LATAM LLC	-	-	422,927	422,927
LONG BAR LATAM II LP	-	-	17,822	17,822
INDIGO MEXICO LLC	-	-	3,000,000	3,000,000
INDIGO MEXICO CÖOPERATIEF U.A.	-	-	4,219,410	4,219,410